Exhibit 3.67

ARTICLES OF INCORPORATION OF UNIVERSAL ENGINEERING SERVICES, INC.	FILED In the Office of the Secretary of State of Texas MAR 23 1982 Corporation Division

The undersigned natural person of the age of eighteen years or more, acting as incorporator of the corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is UNIVERSAL ENGINEERING SERVICES, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is One million (1,000,000) shares of One dollar ($1.00) par value common stock.

ARTICLE FIVE

The corporation will not commence business until it has received for issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

ARTICLE SIX

The street address of its initial registered office is 811 Dallas Avenue, c/o C T Corporation System, Houston, TX 77002 and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors of the corporation may be fixed by the by-laws. The directors, constituting the initial board of directors who are to serve as directors until successors are elected and qualified are:

NAME	ADDRESS
Mr. R. T. Benson	5505 East 51st Street Tulsa, OK 74135
Mr. Wiley H. Hatcher	Grand Gulf Road Port Gibson, MI 39150
Mr. J. T. Kolb	3000 One Shell Plaza Houston, TX 77002

ARTICLE EIGHT

The name and address of the incorporator is:

NAME	ADDRESS
Cheryl M. Roberts	206 West 13th Street, Suite A Austin, TX 78701

IN WITNESS WHEREOF, I have hereunto set my hand, this 23rd day of March, 1982.

/s/ CHERYL M. ROBERTS
CHERYL M. ROBERTS

Sworn to March 23, 1982

/s/ DELANIE M. LUNDGREN
DELANIE M. LUNDGREN
NOTARY PUBLIC FOR THE STATE OF TEXAS MY COMMISSION EXPIRES 9/24/85